Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-179995 pertaining to Connecticut Natural Gas Corporation Employee Savings Plan) of UIL Holdings Corporation of our report dated December 20, 2013 relating to the financial statements and the financial statement schedules of Connecticut Natural Gas Corporation Employee Savings Plan for the six months ended June 30, 2013, included in this annual report on Form 11-K for the six months ended June 30, 2013.

/s/ Dworken, Hillman, LaMorte & Sterczala, P.C.

December 20, 2013
Shelton, Connecticut